                                           REGISTRATION STATEMENT NO. 333-201856
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM S-3/A

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         PRE-EFFECTIVE AMENDMENT NO. 1

                         METLIFE INSURANCE COMPANY USA
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)


                                   06-0566090
                    (I.R.S. Employer Identification Number)


             11225 NORTH COMMUNITY HOUSE ROAD, CHARLOTTE, NC 28277
                                 (800) 989-3752
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              ERIC T. STEIGERWALT


          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         METLIFE INSURANCE COMPANY USA
             11225 NORTH COMMUNITY HOUSE ROAD, CHARLOTTE, NC 28277
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   COPIES TO:
                             Diane E. Ambler, Esq.
                                 K&L Gates LLP
                              1601 K Street, N.W.
                             Washington, D.C. 20006


AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION
                                   STATEMENT
       (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment
plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.


   Large accelerated filer [ ]                                                   Accelerated filer [ ]
   Non-accelerated filer [X] (Do not check if a smaller reporting company)       Smaller reporting company [ ]



                                      CALCULATION OF REGISTRATION FEE
                                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF           AMOUNT TO BE                                        AMOUNT OF
                                                    OFFERING PRICE       AGGREGATE
 SECURITIES TO BE REGISTERED        REGISTERED                                         REGISTRATION FEE
                                                      PER UNIT(1)     OFFERING PRICE
Fixed Account Units with a Market
                                   $750,000         Not applicable   $750,000          $87.15
Value Adjustment Cash Out Feature

===================================


1.Interests are sold on a dollar for dollar basis and not on the basis of a price per share or unit.


The securities were registered and any applicable filing fee was paid in the original filing of this registration statement. No additional securities are being registered in this pre-effective amendment No. 1.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         METLIFE INSURANCE COMPANY USA

                        REGISTERED FIXED ACCOUNT OPTION
                         FOR USE WITH ANNUITY CONTRACTS

The Registered Fixed Account Option described in this prospectus is available only in conjunction with certain group variable annuity contracts (the "Contracts" and/or "Certificates") issued by MetLife Insurance Company USA (the "Company") and funded by MetLife of CT Separate Account QPN for Variable Annuities ("Separate Account QPN") or MetLife of CT Separate Account Eleven for Variable Annuities ("Separate Account Eleven"). The Company may, in the future, offer the Registered Fixed Account Option to additional contracts funded through other separate accounts. The specific features of the Contract and the Separate Account are disclosed in greater detail in the Contract prospectus. WHERE PERMITTED BY STATE LAW, WE RESERVE THE RIGHT UNDER METLIFE RETIREMENT ACCOUNT CONTRACTS (WITH 30 DAYS ADVANCE WRITTEN NOTICE) AND GOLD TRACK SELECT CONTRACTS TO RESTRICT PURCHASE PAYMENTS INTO THE REGISTERED FIXED ACCOUNT OPTION OR TO MAKE TRANSFERS FROM THE SEPARATE ACCOUNT OPTIONS INTO THE REGISTERED FIXED ACCOUNT OPTION WHENEVER THE CREDITED INTEREST RATE IS EQUAL TO THE MINIMUM GUARANTEED INTEREST RATE SPECIFIED IN YOUR CONTRACT. WE WILL PROVIDE ADVANCE WRITTEN NOTICE IF THIS RESTRICTION IS SUBSEQUENTLY LIFTED. Effective January 1, 2014, this Contract is no longer available to new Plans in New York State.


The group annuity Contracts may be issued to Contract Owners on an unallocated or allocated basis. Under an unallocated Contract, Cash Value records are kept for a plan or group as a whole. Under an allocated Contract, Cash Value records are kept for You as an individual.

This prospectus explains:

   o   the Registered Fixed Account Option

   o   MetLife Insurance Company USA -- RISK (SEE PAGE 6)

   o   the interest rates

   o   transfers to and from the Registered Fixed Account Option

   o   surrenders

   o   Market Value Adjustment

   o   other aspects of the Registered Fixed Account Option

Your Contract is issued by the Company which is located at 11225 North Community House Road, Charlotte, NC 28277. Telephone Number, 1-800-842-9406. MetLife Investors Distribution Company, 1095 Avenue of the Americas, New York, NY 10036, is the principal underwriter and distributor of the Contracts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.



                          PROSPECTUS DATED MAY 1, 2015

                               TABLE OF CONTENTS





                                                              PAGE
                                                             -----
Special Terms...............................................    3
Summary.....................................................    5
When a Market Value Adjustment and Surrender charges
  Apply -- General..........................................    6
The Insurance Company -- Risk...............................    6
The Annuity Contract and Your Retirement Plan...............    6
  Section 403(b) Plan Terminations..........................    7
  Other Plan Terminations...................................    7
The Registered Fixed Account Option.........................    7
  The Accumulation Period...................................    8
  Purchase Payments.........................................    8
  Purchase Payments -- Section 403(b) Plans.................    8
  Declared Interest Rates of the Initial and Subsequent
    Renewal Periods.........................................    8
  Cash Values...............................................    9
Surrenders..................................................    9
  General...................................................    9
  Payment of Full or Partial Surrenders.....................    9
  Contract Termination......................................    9
  Market Value Adjustment...................................   10
  Loans.....................................................   12
  Annuity Period............................................   13
  Restrictions on Financial Transactions....................   13


                                                             PAGE
                                                             -----
  Misstatement..............................................   13
Transfers...................................................   13
  Transfers from the Registered Fixed Account Option........   13
  Transfers to the Registered Fixed Account Option..........   14
  MetLife Retirement Account Contracts......................   14
  Gold Track, Gold Track Select, Unallocated Group
    Variable Annuity and MetLife Retirement Perspectives
    Contracts...............................................   14
Investments by the Company..................................   14
Annual Statement............................................   15
Amendment of the Contracts..................................   15
Distribution of the Contracts...............................   15
Federal Tax Considerations..................................   17
  Taxation of the Company...................................   17
  Information Regarding the Contracts.......................   17
Abandoned Property Requirements.............................   17
Information Incorporated by Reference.......................   18
Experts.....................................................   18
  Independent Registered Public Accounting Firm.............   18
Appendix A: What You Need To Know If You Are A Texas
  Optional Retirement Program Participant...................  A-1

                                 SPECIAL TERMS
--------------------------------------------------------------------------------
In this prospectus, the following terms have the indicated meanings:


ACCUMULATION PERIOD -- The period before the commencement of Annuity Payments.

ANNUITANT -- A person on whose life the Maturity Date depends and Annuity Payments are made.

ANNUITY PAYMENTS -- A series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY PERIOD -- The period during which Annuity Payments are made.

BENEFICIARY (IES) -- The person(s) or trustee designated to receive any remaining contractual benefits in the event of a Participant's, Annuitant's or Contract Owner's death, as applicable.

CASH SURRENDER VALUE -- The Cash Value less any amounts deducted upon a withdrawal or surrender, outstanding loans, if available under the Contract, any applicable Premium Taxes or other surrender charges not previously deducted.

CASH VALUE -- The value of the accumulation units in Your account (or a Participant's Individual Account, if applicable) less any reductions for administrative charges.

CODE -- The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.

COMPANY (WE, US, OUR) -- MetLife Insurance Company USA.

COMPETING FUND -- Any investment option under the Plan, which in Our opinion, consists primarily of fixed income securities and/or money market instruments.

CONTRACT(S) -- Gold Track variable annuity, Gold Track Select variable annuity, MetLife Retirement Account variable annuity, MetLife Retirement Perspectives variable annuity, Unregistered Gold Track variable annuity, Gold Track VSP variable annuity and MetLife Retirement Perspectives VSP, Unallocated Group Variable Annuity.

CONTRACT DATE -- The date on which the Contract is issued. For certain group Contracts, it is the date on which the Contract becomes effective, as shown on the specifications page of the Contract.

CONTRACT OWNER -- The person named in the Contract (on the specifications page which may be the Participant if so authorized). For certain group Contracts, the Contract Owner is the trustee or other entity which owns the Contract. Any reference in this prospectus to the Contract includes the underlying certificate. Certificates are issued to Participants under group allocated Contracts.

CONTRACT YEAR -- A continuous twelve -month period beginning on the Contract Date and each anniversary thereof. Contract Year also means certificate year.

DECLARED INTEREST RATE(S) -- One or more rates of interest which may be declared by the Company. Such rates will never be less than the Guaranteed Interest Rate stated in the Contract and may apply to some or all of the values under the Registered Fixed Account Option for periods of time determined by the Company.

ERISA -- The Employee Retirement Income Security Act of 1974, as amended, and all related laws and regulations which are in effect during the term of this Contract.

GENERAL ACCOUNT -- The General Account of the Company that holds values attributable to the Registered Fixed Account Option.

GUARANTEE PERIOD -- The period during which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE -- The annual effective interest rate credited during the Guarantee Period.

HOME OFFICE -- The principal executive offices of MetLife Insurance Company USA located at 11225 North Community House Road, Charlotte, NC 28277. The office that administers Your Contract is located at 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.

MARKET ADJUSTED VALUE -- The value of funds held in the Registered Fixed Account Option increased or decreased by the Market Value Adjustment.

MARKET VALUE ADJUSTMENT -- The Market Value Adjustment reflects the relationship, at the time of surrender, between the rate of interest credited to funds on deposit under the Registered Fixed Account Option at the time of discontinuance to the rate of interest credited on new deposits at the time of discontinuance.

MATURITY DATE -- The date on which the Annuity Payments are to begin.

PARTICIPANT -- An eligible person who is a member in a tax qualified Plan under Sections 401, 403(b) or 457 of the Code, or a nonqualified deferred compensation Plan.

PARTICIPANT'S INDIVIDUAL ACCOUNT -- An account to which amounts are credited to a Participant or Beneficiary under the Contract.

PLAN -- The Plan or the arrangement used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403(b) or 457 of the Code.

PLAN ADMINISTRATOR -- The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

PLAN TERMINATION -- Termination of Your Plan, including partial Plan Termination, as determined by Us.

PLAN TRUSTEE -- The trustee specified in the Contract specifications.

PREMIUM TAX -- The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law.

PURCHASE PAYMENTS -- The premium payments applied to the Contract.

SEPARATE ACCOUNT -- MetLife of CT Separate Account QPN for Variable Annuities ("Separate Account QPN") or MetLife of CT Separate Account Eleven for Variable Annuities ("Separate Account Eleven").

SEPARATE ACCOUNT OPTION -- A funding option available under Your Contract, the value of which varies with the investment experience of the underlying mutual fund.

WRITTEN REQUEST -- Written instructions or information sent to Us in a form and content satisfactory to Us and received in good order at Our Home Office.

YOU, YOUR -- In this prospectus, depending on the context, "You" is the owner of the Contract or the Participant or Annuitant for whom money is invested under certain group arrangements. In cases where We are referring to giving instructions or making payments to Us for qualified Contracts or Contracts used in connection with non-qualified deferred compensation plans or qualified excess benefit arrangements, "You" means the trustee or employer. Under certain group arrangements where the Participant or Annuitant is permitted to choose among Separate Account Options, "You" means the Participant or Annuitant who is giving Us instructions about the Separate Account Options. In connection with a Plan Termination, as of the date of the Contract or cash distribution under such Plan Termination, "You" means the Participant who has received such Contract or cash distribution.

                                    SUMMARY
--------------------------------------------------------------------------------
This prospectus describes the Registered Fixed Account Option available as a companion Contract with variable annuity contracts registered with the Securities and Exchange Commission of Separate Account Eleven (Gold Track, Gold Track Select and MetLife Retirement Account Contracts), and Separate Account
QPN (MetLife Retirement Perspectives, Unregistered Gold Track, Gold Track VSP and MetLife Retirement Perspectives VSP (hereinafter referred to as MetLife Retirement Perspectives) and Unallocated Group Variable Annuity Contracts). The Contracts are used with:

   o   qualified pension and profit-sharing Plans

   o tax-deferred annuity Plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers)

   o deferred compensation Plans of state and local governments and nonqualified deferred compensation plans

   o   individual retirement accounts

MetLife Insurance Company USA ("We" or the "Company") issues the Contracts. Purchase Payments made under the Contracts and directed to the Registered Fixed Account Option become a part of the Company's General Account. Purchase Payments may also be allocated to one or more Separate Account Options. The variable annuity contract and underlying mutual funds are described in separate prospectuses. Please read all prospectuses carefully.

During the Accumulation Period, the Registered Fixed Account Option provides for Purchase Payments to be credited with an initial interest rate which is guaranteed for a 12-month period. We guarantee that the initial credited interest rate will never be less than the minimum interest rate permitted under state law. The initial interest rate will be declared quarterly for Gold Track and Gold Track Select Contracts issued in connection with Plans established under Section 401, Section 457, and certain Plans established under Section 403(b) of the Code. The initial interest rate will be declared quarterly for the MetLife Retirement Perspectives and Unallocated Group Variable Annuity Contracts issued in connection with Plans established under Section 401 of the Code. The initial interest rate will be declared monthly for all MetLife Retirement Account Contracts and for Gold Track Contracts issued in connection with combination Plans established pursuant to Sections 403(b)/401 and certain Contracts issued in connection with Section 403(b) Plans.

At the end of the Guarantee Period, a renewal interest rate will be determined by the Company. We guarantee that the renewal interest rate will never be less than the minimum interest rate permitted under state law. At the end of the initial Guarantee Period, the first renewal rate will be guaranteed to the end of the calendar year. The second and all subsequent renewal rates will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year. The rates of interest credited will affect a contract or account's Cash Value. (See "Cash Values".) Such rates may also be used to determine amounts payable upon termination of the contracts. (See "Surrenders -- Contract Termination".)

In the future, the Company may decide to offer the Registered Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of such calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Registered Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Registered Fixed Account Option.

Generally, the Company intends to invest assets directed to the Registered Fixed Account Option in investment-grade securities. The Company has no specific formula for determining the initial interest rates or renewal interest rates. However, such a determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts directed to the Registered Fixed Account Option. In addition, the Company's management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See "Investments by the Company".)

The Contract Owner or Participant, if so authorized, may, during the Accumulation Period, direct all or a portion of a Contract or account's Cash Value under the Registered Fixed Account Option to one or more of the investment options of the Separate Account. No surrender charges will be deducted on such transfers. However, there are restrictions which may limit the amount that may be so directed and transfers may be deferred in certain cases. (See "Transfers from the Registered Fixed Account Option".)

Distributions and transfers from the Registered Fixed Account Option are made on a last-in, first-out basis. We will determine the Cash Surrender Value as of the next valuation date after We receive a Written Request at Our Home Office. We reserve the right to defer payment of the Registered Fixed Account Option for up to six months from the date We receive the Written Request. If a payment is deferred for more than 30 days after We receive the request, We will pay a minimum interest rate on the amount.



     WHEN A MARKET VALUE ADJUSTMENT AND SURRENDER CHARGES APPLY -- GENERAL
--------------------------------------------------------------------------------
If Your Contract Value is subject to both a Market Value Adjustment and a surrender charge, the Market Value Adjustment will be applied first. A surrender charge will generally apply if You make a partial or full surrender of Your Contract. If You make a transfer from Your Contract to the Separate Account Options, Your transfer will not be subject to a surrender charge. Transfers from Your Contract to Competing Funds are prohibited. (See "Surrenders".) A Market Value Adjustment only applies to Contract discontinuations.



                         THE INSURANCE COMPANY -- RISK
--------------------------------------------------------------------------------
MetLife Insurance Company USA is a stock life insurance company originally chartered in Connecticut in 1863 and currently subject to the laws of the State of Delaware. The Company was previously known as MetLife Insurance Company of Connecticut but changed its name to MetLife Insurance Company USA when it changed its state of domicile from Connecticut to Delaware on November 14, 2014. The Company is licensed to conduct business in all states of the United States, except New York, and in the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and financial services to individuals and institutional customers.

Benefit amounts are paid from Our General Account and are subject to the financial strength and claims paying ability of the Company and Our long term ability to make such payments and are not guaranteed by any other party. We issue other Annuity contracts and life insurance policies where We pay all money We owe under those contracts and policies from Our General Account. We are regulated as an insurance company under state law, which includes, generally, limits on the amount and type of investments in its General Account. However, there is no guarantee that We will be able to meet Our claims paying obligations; there are risks to purchasing any insurance product. You may surrender Your Contract at any time, but the Cash Value may be subject to a surrender charge and/or a Market Value Adjustment calculation that may increase or decrease the amount payable upon surrender.

The Company's Home Office is located at 11225 North Community House Road, Charlotte, NC 28277. The office that administers Your Contract is located at 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.

WHERE PERMITTED BY STATE LAW, WE RESERVE THE RIGHT UNDER METLIFE RETIREMENT ACCOUNT CONTRACTS (WITH 30 DAYS ADVANCE WRITTEN NOTICE) AND GOLD TRACK SELECT CONTRACTS TO RESTRICT PURCHASE PAYMENTS INTO THE REGISTERED FIXED ACCOUNT OPTION OR TO MAKE TRANSFERS FROM THE SEPARATE ACCOUNT OPTIONS INTO THE REGISTERED FIXED ACCOUNT OPTION WHENEVER THE CREDITED INTEREST RATE IS EQUAL TO THE MINIMUM GUARANTEED INTEREST RATE SPECIFIED IN YOUR CONTRACT. YOU SHOULD CONSIDER HOW SIGNIFICANT THE ABILITY TO MAKE ALLOCATIONS OR TRANSFERS TO THE REGISTERED FIXED ACCOUNT OPTION IS FOR YOUR LONG TERM INVESTMENT PLANS, BECAUSE THE REGISTERED FIXED ACCOUNT OPTION MAY NOT BE AVAILABLE AT ALL TIMES.



                 THE ANNUITY CONTRACT AND YOUR RETIREMENT PLAN
--------------------------------------------------------------------------------
If You participate through a retirement Plan or other group arrangement, the Contract may provide that all or some of Your rights or choices as described in this prospectus are subject to the Plan's terms. For example, limitations on Your rights may apply to Purchase Payments, withdrawals, transfers, loans, the death benefit and pay-out options.

The Contract may provide that a Plan administrative fee will be paid by making a withdrawal from the Contract/Certificate Cash Value. Also, the Contract may require that You or Your Beneficiary obtain a signed authorization from Your employer or Plan Administrator to exercise certain rights. We may rely on Your employer's or

Plan Administrator's statements to Us as to the terms of the Plan or Your entitlement to any amounts. We are not a party to Your employer's retirement Plan. We will not be responsible for determining what Your Plan says. You should consult the Contract and Plan document to see how You may be affected. If You are a Texas Optional Retirement Program Participant, please see Appendix A for specific information which applies to You.


SECTION 403(B) PLAN TERMINATIONS


Upon a Section 403(b) plan termination, Your employer is required to distribute Your Plan benefits under the Contract to You. Your employer may permit You to receive Your distribution of Your 403(b) plan benefit in cash or in the form of the Contract.


If You elect to receive your full distribution in cash, the distribution is a withdrawal under the Contract and any amounts withdrawn are subject to a Market Value Adjustment and any applicable surrender charges. Outstanding loans, if available, will be satisfied (paid) from Your cash benefit prior to its distribution to You. In addition, Your cash distributions are subject to withholding, ordinary income tax and applicable federal income tax penalties. (See "Federal Tax Considerations.") If Your employer chooses to distribute cash as the default option, Your employer may not give You the opportunity to instruct the Company to make, at a minimum, a direct transfer to another funding option or annuity contract issued by Us or one of Our affiliates which may avoid a surrender charge. In that case, You will receive the net cash distribution, less any applicable Market Value Adjustment, surrender charge and withholding.


If You receive the distribution in the form of the Contract. We will continue to administer the Contract according to its terms. However in that case, You may not make any additional Purchase Payments or take any loans. In addition the Company will rely on You to provide certain information that would otherwise be provided to the Company by the employer or Plan Administrator. The employer may choose distribution of the Contract as the default option. The employer may not choose distribution of a Contract as a default option when that Contract is an investment vehicle for a Section 403(b) ERISA plan.


OTHER PLAN TERMINATIONS


Upon termination of a retirement plan that is not a Section 403(b) plan, Your employer is generally required to distribute Your Plan benefits under the Contract to You.

This distribution is in cash. The distribution is a withdrawal under the Contract and any amounts withdrawn are subject to a Market Value Adjustment and any applicable surrender charges. Outstanding loans, if available, will be satisfied (paid) from Your cash benefit prior to its distribution to You. In addition, Your cash distributions are subject to withholding, ordinary income tax and applicable federal income tax penalties. (See "Federal Tax Considerations.") Surrender charges will be waived if the net distribution is made under the exceptions listed in the "Surrenders" section of the prospectus. However, Your employer may not give You the opportunity to instruct the Company to make, at a minimum, a direct transfer to another funding option or annuity contract issued by Us or one of Our affiliates which may avoid a surrender charge. In that case, You will receive the net cash distribution, less any applicable Market Value Adjustment , surrender charge and withholding.



                      THE REGISTERED FIXED ACCOUNT OPTION
--------------------------------------------------------------------------------

The Registered Fixed Account Option is available only in conjunction with the purchase of a variable annuity Contract issued by the Company. The Contracts are available as individual or group Contracts. Participants under the Gold Track, Gold Track Select and MetLife Retirement Account are issued Certificates summarizing the provisions of the group Contract. Participants under Unallocated Group Variable Annuity and MetLife Retirement Perspectives are not issued Certificates. For convenience, We refer to both individual Contract Owners and Participants as Contract Owners. WHERE PERMITTED BY STATE LAW, WE RESERVE THE RIGHT TO RESTRICT PURCHASE PAYMENTS INTO THE REGISTERED FIXED ACCOUNT OPTION UNDER YOUR METLIFE RETIREMENT ACCOUNT CONTRACT (WITH 30 DAYS ADVANCE WRITTEN NOTICE) AND GOLD TRACK SELECT CONTRACTS OR TO MAKE TRANSFERS FROM THE SEPARATE ACCOUNT OPTIONS INTO THE REGISTERED FIXED ACCOUNT OPTION WHENEVER THE CREDITED INTEREST RATE IS EQUAL TO THE MINIMUM GUARANTEED INTEREST RATE SPECIFIED UNDER YOUR CONTRACT. We will provide advance written notice if this restriction is subsequently lifted.

THE ACCUMULATION PERIOD


PURCHASE PAYMENTS

During the Accumulation Period, all or a portion of Purchase Payments (less any Premium Taxes), may be allocated to the Registered Fixed Account Option. We may refuse to accept total Purchase Payments over $3,000,000.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which We receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled.


PURCHASE PAYMENTS -- SECTION 403(B) PLANS

The Internal Revenue Service ("IRS") announced regulations affecting Section 403(b) Plans and arrangements which are generally effective January 1, 2009. As part of these regulations, employers need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under Section 403(b). Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under Section 403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional Purchase Payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this employer requirement.

In consideration of these regulations, We have determined to only make available the Contract/Certificate for purchase (including transfers) where Your employer currently permits salary reduction contributions to be made to the Contract/Certificate.

If Your Contract/Certificate was issued previously as a result of a 90-24 transfer completed on or before September 24, 2007, and You have never made salary reduction contributions into Your Contract/Certificate, We urge You to consult with Your tax adviser prior to making additional Purchase Payments.


DECLARED INTEREST RATES OF THE INITIAL AND SUBSEQUENT RENEWAL PERIODS

The Registered Fixed Account Option guarantees an initial interest rate which is guaranteed for a 12-month period. For the following Contracts We will declare initial interest rates quarterly:

   o Gold Track Select Contracts issued in connection with a Plan established under Sections 401, 457 or 403(b) of the Code

   o Unallocated Group Variable Annuity and MetLife Retirement Perspectives Contracts issued in connection with a Plan established under Section 401 of the Code

   o Gold Track Contracts for Plans established under Sections 401, 457 of the Code

For the following Contracts, We will declare initial interest rates monthly:

   o   MetLife Retirement Account Contracts

   o   Gold Track Contracts issued in connection with a Plan established under
       Section 403(b) or combination contracts under Sections 403(b)/401

At the end of the 12-month Guarantee Period, a renewal interest rate will be determined. The rate will never be less than the minimum interest rate permitted under state law (The minimum interest rate depends on the date Your Contract is issued but will not be less than 1%). At the end of the initial Guarantee Period, the first renewal rate will be guaranteed to the end of that calendar year. The second and all subsequent renewal rates will be declared each subsequent January 1 thereafter and will be guaranteed through December 31 of that year.

In the future, the Company may decide to offer the Registered Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of such quarter and all subsequent calendar quarters, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Registered Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Registered Fixed Account Option.

The Company has no specific formula for determining the rate(s) of interest that it will declare. Generally, the rates We determine will reflect interest rates available on the types of debt instruments in which We intend to invest the amounts directed to the Registered Fixed Account Option (See "Investments by the Company".) In addition, the Company's management may also consider various other factors in determining interest rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE ALLOWED UNDER STATE LAW. THE COMPANY CANNOT PREDICT NOR GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST IN EXCESS OF THE MINIMUM RATE.


CASH VALUES


We will credit amounts held under the Registered Fixed Account Option with interest. The minimum Guaranteed Interest Rate will never be lower than the minimum rate permitted under state law (The minimum interest rate depends on the date Your Contract is issued but will not be less than 1%). Interest is credited daily. Purchase Payments (other than the initial Purchase Payment) are allocated to the Registered Fixed Account Option as of the close of the business day on which We receive the Purchase Payment at the Home Office. Therefore, Purchase Payments begin earning interest the day after We receive the Purchase Payment in good order.



                                   SURRENDERS
--------------------------------------------------------------------------------
GENERAL


Subject to the termination provisions described below, the Contract Owner may request a full or partial surrender of Cash Values at any time from the Registered Fixed Account Option.

We may withhold payment of Cash Surrender Value or a Participant's loan proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by Your banking institution). We may use telephone, fax, internet or other means of communication to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for Us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing Us with a certified check.


PAYMENT OF FULL OR PARTIAL SURRENDERS


In the event of a partial surrender from the Registered Fixed Account Option, We will pay the requested value less any applicable surrender charges. All partial surrenders will be made on a last-in, first-out basis. If an allocated account is surrendered for reasons other than Contract termination, We will pay the Cash Value, less any outstanding loan surrenders not previously deducted, less any Premium Tax, the administrative charge, and any surrender charges, as applicable. PLEASE CONSULT THE ACCOMPANYING VARIABLE ANNUITY CONTRACT PROSPECTUS FOR ANY APPLICABLE SURRENDER CHARGES.


CONTRACT TERMINATION


If the Contract is discontinued, no further Purchase Payments or transfers will be allowed. On the date We receive a Written Request to terminate the Contract, or within 31 days after We notify You of Our intent to terminate the Contract, any amounts transferred from the Registered Fixed Account Option to the Separate Account Options during the 30 days before the date of discontinuance will be transferred back to the Registered Fixed Account Option.

If the Contract is discontinued because of Plan Termination due to the dissolution or liquidation of the employer under US Code Title 11 procedures, the Cash Surrender Value will be distributed directly to the employees entitled to share in such distributions pursuant to the Plan. Distribution may be in the form of cash payments, annuity options or deferred annuities. This provision does not apply to Plans established under Section 457 of the Code.

We will not terminate the Contract that includes a guaranteed death benefit if at the time the termination would otherwise occur the guaranteed amount under any death benefit is greater than the Cash Value. For all other Contracts, We reserve the right to exercise this termination provision, subject to obtaining any required regulatory approvals. We will not exercise this provision, under Contracts issued in New York.However, if You are the Participant and the Plan determines to terminate the Contract at a time when You (the Participant) have a guaranteed amount under any death benefit that is greater than the Cash Value, You (the Participant) forfeit any guaranteed death benefit You (the Participant) have accrued under the death benefit upon termination of the Contract.


MARKET VALUE ADJUSTMENT


The following discussion of Market Adjusted Values applies only to Contract Owners who are not Participants. If You are a Participant, contact Your Plan trustee or Your employer regarding how the Market Value Adjustment will affect You if the Contract is terminated.

If the Contract Owner requests a full surrender of the Contract or of all Contract values held in the Registered Fixed Account Option for reasons other than discussed in paragraphs 2 and 3 under "Contract Termination", or if the Company discontinues the Contract (in all states other than New York and in New York, if issued prior to April 30, 2007), the Company will determine the Market Adjusted Value of the Registered Fixed Account Option. For Contracts issued in New York on or after April 30, 2007 and prior to January 1, 2014, We will pay the Contract Owner the Cash Value of the Registered Fixed Account Option if the Company discontinues the Contract. We are not applying the Market Value Adjustment to the Unallocated Group Variable Annuity Contract.

The amount payable to the Contract Owner if a Contract is discontinued may be increased or decreased by the application of the Market Value Adjustment formula. The formula is the following:

Market Adjusted Value = Cash Value x (1 + RO)5 /(1 + R1 + .0025+)5

Where:

RO is the weighted average of all interest rates credited to all amounts in the Registered Fixed Account Option at the time of termination, and

R1 is the interest rate credited on new deposits for this class of contracts at the time of termination.
+     Margin that accounts for the liquidation of the assets.


FOR CONTRACTS ISSUED IN EVERY STATE EXCEPT NEW YORK AND CONNECTICUT:

If, as of the date of discontinuance, the Market Adjusted Value is less than the Cash Value of the Registered Fixed Account Option, the Contract Owner may select one of the payment methods described below:

   1) The Market Adjusted Value (less any applicable sales charge) in one lump sum within 60 days of the date of discontinuance, or

   2) The Cash Surrender Value of the Registered Fixed Account Option in installments over a 5-year period. The amount deducted on surrender, if any, is determined as of the date of discontinuance, and will apply to all installment payments. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than the minimum rate permitted under state law. The first payment will be made no later than 60 days following the Contract Owner's request for surrender or Our written notification of Our intent to discontinue the Contract. The remaining payments will be mailed on each anniversary of the discontinuance for four years. During that period, no additional surrenders are allowed.

If, as of the date of discontinuance, the Market Adjusted Value is greater than the Cash Value of the Registered Fixed Account Option, the Contract Owner may select one of the payment methods as described below:

   1. The Cash Surrender Value of the Registered Fixed Account Option, in one lump sum within 60 days of the date of discontinuance, or

   2. The Cash Value of the Registered Fixed Account Option in installments over a 5-year period. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than the minimum rate permitted under state law. The first payment will be made no later than 60 days following the Contract Owner's request for surrender or Our written notification of Our intent to discontinue the Contract. The remaining payments will be mailed on each anniversary of the discontinuance for four years. During that period, no additional surrenders are allowed.

FOR CONTRACTS ISSUED IN CONNECTICUT AS OF THE CLOSE OF THE NEW YORK STOCK EXCHANGE ON OCTOBER 4, 2013 AND THEREAFTER:

If, as of the date of discontinuance, the Market Adjusted Value is less than the Cash Value of the Registered Fixed Account Option and R1 is greater than R0, We will pay the Contract Owner, in a lump sum, the Market Adjusted Value of the Registered Fixed Account Option less amounts deducted upon surrender within 60 days of the date of discontinuance.

If, as of the date of discontinuance, the Market Adjusted Value is less than the Cash Value of the Registered Fixed Account Option and R1 is less than or equal to R0, We will pay the Contract Owner the Cash Value of the Registered Fixed Account Option in installments over a 5-year period. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate not less than the minimum rate permitted under Connecticut state law. The first payment will be made no later than 60 days following the Contract Owner's request for surrender or Our written notification of Our intent to discontinue the Contract. The remaining payments will be mailed on each anniversary of the discontinuance date for four years. During that period, no additional surrenders are allowed.

If, as of the date of discontinuance, the Market Adjusted Value is greater than or equal to the Cash Value of the Registered Fixed Account Option, We will pay the Contract Owner the Cash Value of the Registered Fixed Account Option in installments over a 5-year period. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate not less than the minimum rate permitted under Connecticut state law. The first payment will be made no later than 60 days following the Contract Owner's request for surrender or Our written notification of Our intent to discontinue the Contract. The remaining payments will be mailed on each anniversary of the discontinuance date for four years. During that period, no additional surrenders are allowed.


ALLOCATED CONTRACTS ISSUED IN NEW YORK PRIOR TO APRIL 30, 2007:

If the Market Adjusted Value is less than the Cash Value of the Registered Fixed Account Option as of the date of discontinuance, We will pay You the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump sum. This amount will never be less than 90% of the Cash Value of the Registered Fixed Account Option, less any outstanding loans as of the date of discontinuance. We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, We will credit interest during the deferred period in the same manner as described in Your Contract.

If the Market Adjusted Value is greater than the Cash Value of the Registered Fixed Account Option as of the date of discontinuance, We will pay the Cash Surrender Value of the Registered Fixed Account Option as of the date of discontinuance in one lump sum. We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, We will credit interest during the deferred period in the same manner as described in Your Contract.


UNALLOCATED CONTRACTS ISSUED IN NEW YORK PRIOR TO APRIL 30, 2007:

You may select either of the following methods of payout:

    a) LUMP SUM PAYMENT OPTION. If the Market Adjusted Value is less than the Cash Value of the Registered Fixed Account Option as of the date of the discontinuance, We will pay You the Market Adjusted Value, less any amounts deducted on surrender, in one lump sum within 60 days of the date of discontinuance. If the Market Adjusted Value is greater than the Cash Value of the Registered Fixed Account Option as of the date of discontinuance, We will pay You the Cash Surrender Value of the Registered Fixed Account Option within 60 days of the date of discontinuance.

   b) INSTALLMENT PAYMENT OPTION. We will pay You the Cash Value of the Registered Fixed Account Option in installments over a 5-year period. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the Contract on the date of discontinuance. The first payment will be made no later than 60 days following Our mailing the written notice to You at the most current address available on the Company's records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract specifications page are not permitted during the 5-year installment period.


FOR CONTRACTS ISSUED IN NEW YORK ON OR AFTER APRIL 30, 2007 AND PRIOR TO
   JANUARY 1, 2014:

EXCEPT GOLD TRACK SELECT ALLOCATED CONTRACTS ISSUED TO NON-ERISA 403(B) PLANS AND GOVERNMENTAL 457 PLANS SUBJECT TO THE NEW YORK STATE DEFERRED COMPENSATION BOARD RULES AND REGULATIONS:

Upon discontinuance, the Contract Owner may select one of the payment methods described below:

    a) LUMP SUM PAYMENT OPTION. We will pay You the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump sum within 60 days of the date of discontinuance. We may defer the payment for this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in the Contract; or

   b) INSTALLMENT PAYMENT OPTION. We will pay You the Cash Value of the Registered Fixed Account Option in installments over a 5 year period. Interest will be credited to the remaining Cash Value of the Registered Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the Contract on the date of discontinuance. The first payment will be made no later than 60 days following the Company's mailing of the written notice of Contract discontinuance to the Contract Owner at the most current address available on the Company's records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract specifications page are not allowed during the 5 year installment period.


GOLD TRACK SELECT ALLOCATED CONTRACTS ISSUED TO NON-ERISA 403(B) PLANS IN NEW YORK ON OR AFTER APRIL 30, 2007 AND PRIOR TO JANUARY 1, 2014:

The Participants will choose one of the two payment methods (Lump Sum Payment Option or Installment Payment Option) described above.

The formula used in connection with these non-ERISA 403(b) Plans is exactly the same as described above except that the total surrender charge and Market Value Adjustment will not exceed 10% of the Cash Value of the Registered Fixed Account Option. Additionally on or after the 10th Certificate Year, the Market Value will equal the Cash Value.

For all non-ERISA 403(b) Plans, the Contract Owner must provide notice to, and receive consent from, Participants under the Contract for this distribution. If consent is not obtained and if the Contract has been issued to a non-ERISA 403(b) Plan, We will not accept any additional Purchase Payments under the Contract or issue new Certificates, but Certificates under the Contract will continue.


GOLD TRACK SELECT CONTRACTS ISSUED TO GOVERNMENTAL 457 PLANS SUBJECT TO THE NEW YORK STATE DEFERRED COMPENSATION BOARD RULES AND REGULATIONS ON OR AFTER APRIL 30, 2007 AND PRIOR TO JANUARY 1, 2014:

We will pay the Cash Value of the Registered Fixed Account Option in one lump sum to the Contract Owner, or Participant if so authorized, no later than 30 days following the date of discontinuance. If We defer payment for 10 working days or more, interest will continue to be earned during the deferred period at the rate required by law or at the rate currently being credited under this Contract, whichever is greater. No surrender charges nor Market Adjusted Value will be assessed against the Beneficiary of the Registered Fixed Account Option if the Contract is discontinued.


LOANS


SECTION 403 (B) COLLATERIZED LOANS


If Your employer's Plan and TSA Contract permits loans, such loans will be made only from any Registered Fixed Account Option value and only up to the IRS Code limits (currently $50,000). In that case, We credit Your Registered Fixed Account Option value up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate We charge for the loan. To find out our current rate of interest, call us at 1-800-842-9406.

The Code and applicable income tax regulations limit the amount that may be borrowed from Your Contract and all of Your employer Plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.

Your employer's Plan and Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of Your loan agreement and federal tax law could have adverse tax consequences. Consult Your tax adviser and read Your loan agreement and Contract prior to taking any loan.


ANNUITY PERIOD


We will normally make Annuity Payments within fifteen business days after We receive a settlement claim, or any other later specified date. Subsequent payments will be made periodically on the anniversaries of the first payment.

The variable annuity contract prospectus describes more fully the Annuity Period and annuity options under the Contracts. Please note, however, that annuitization is irrevocable; once fixed Annuity Payments have begun, the annuity benefit cannot be surrendered for a lump sum settlement.


RESTRICTIONS ON FINANCIAL TRANSACTIONS


Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require Us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about You and Your Contract to government regulators.


MISSTATEMENT


We may require proof of age of the Contract Owner, Beneficiary or Annuitant before making any payments under this Contract that are measured by the Contract Owner's, Beneficiary's or Annuitant's life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Once Annuity Payments have begun, any underpayments or overpayments will be deducted from or added to the payment or payments made after the adjustment. In certain states, We are required to pay interest on any underpayments.



                                   TRANSFERS
--------------------------------------------------------------------------------
No transfers are allowed between the Registered Fixed Account Option and any Competing Fund.


Where permitted by state law, We reserve the right to restrict transfers from the Separate Account Options in a MetLife Retirement Account Contract and the Gold Track Select Contract into the Registered Fixed Account Option whenever the credited interest rate on the Registered Fixed Account Option is equal to the minimum Guaranteed Interest Rate specified under Your Contract.

The charges for transfers are described in the group variable annuity Contract prospectus which accompanies this prospectus. No surrender charges or Market Value Adjustment apply when a transfer is made.


TRANSFERS FROM THE REGISTERED FIXED ACCOUNT OPTION


The Contract Owner may transfer amounts in the Registered Fixed Account Option to one or more of the Separate Account Options subject to the Competing Fund restrictions described in Your Contract. All transfers will be made on a last-in, first-out basis. That is, the money most recently deposited or transferred into the Registered Fixed Account Option will be transferred or surrendered first.

Amounts previously transferred from the Registered Fixed Account Option to the Separate Account Options may not be transferred back to the Registered Fixed Account Option or any Competing Fund for a period of at least 3 months from the date of the transfer. The Company may eliminate this restriction in circumstances where Guaranteed Interest Rates on the Registered Fixed Account Option are declared and credited on a quarterly basis.

We reserve the right to limit transfers from this Contract in any calendar year to 20% of the Contract/Certificate Cash Value in the Registered Fixed Account Option as of the end of the preceding Contract/Certificate Year. If transfers are limited in any calendar year to 20% of the Contract/Certificate Cash Value, it is important to note that it will take over 10 years (assuming no additional Purchase Payments or transfers into the Contract/Certificate and discounting any accrued interest) to make a complete transfer of your balance from the Contract/Certificate because of the transfer allowance restriction indicated above. This is because the 20% transfer allowance is based on a declining Cash Value in the Contract/Certificate rather than withdrawals based upon a fixed number of years. For example (based on the assumptions above), if your initial Cash Value in the Contract/Certificate is $100, the 20% transfer allowance only allows you to transfer up to $20 that Contract/Certificate Year. If you transfer the maximum transfer allowance that Contract/Certificate Year, you may only transfer up to $16 the following Contract/Certificate Year based on the 20% transfer allowance of the $80 Cash Value remaining in the Contract/Certificate for such Contract/Certificate Year. It is important to consider when deciding to invest in the Contract/Certificate whether this 20% transfer allowance restriction fits your risk tolerance and time horizon. (See also "Surrenders.")


TRANSFERS TO THE REGISTERED FIXED ACCOUNT OPTION


METLIFE RETIREMENT ACCOUNT CONTRACTS

The Contract Owner may transfer amounts in the Separate Account Options to the Registered Fixed Account Option subject to the Competing Fund restrictions described in Your Contract. In addition, amounts previously transferred from a Competing Fund to a Separate Account Option which is not a Competing Fund may not be transferred to the Registered Fixed Account Option for a period of at least 3 months from the date of transfer.

If the Contract Owner selects the optional death benefit and credit endorsement under the Contract, the following additional restrictions apply:

   o Purchase Payments allocated to a Separate Account Option which is not a Competing Fund may not be transferred to the Registered Fixed Account Option for a period of at least 3 months from the date of the Purchase Payment.

   o If a Purchase Payment has been made within the last five Contract/Certificate Years, transfers from the Separate Account Options to this Contract may not exceed 20% per year of the Contract/Certificate Value in the Separate Account Options on the Contract/Certificate anniversary. It is important to note that it will take over 10 years (assuming no additional Purchase Payments or transfers into the Separate Account and increases or decreases due to investment experience) to make a complete transfer of your balance from the Separate Account to the Contract/Certificate because of the transfer allowance restriction indicated above. This is because the 20% transfer allowance is based on a declining Cash Value in the Separate Account rather than withdrawals based upon a fixed number of years. For example (based on the assumptions above), if your initial Cash Value in the Separate Account is $100, the 20% transfer allowance only allows you to transfer up to $20 that Contract/Certificate Year. If you transfer the maximum transfer allowance that Contract/Certificate Year, you may only transfer up to $16 the following Contract/Certificate Year based on the 20% transfer allowance of the $80 Cash Value remaining in the Separate Account for such Contract/Certificate Year. It is important to consider when deciding to invest in the Separate Account whether this 20% transfer allowance restriction fits your risk tolerance and time horizon.


GOLD TRACK, GOLD TRACK SELECT, UNALLOCATED GROUP VARIABLE ANNUITY AND METLIFE RETIREMENT PERSPECTIVES CONTRACTS

Values held in a Separate Account Option may be transferred to the Registered Fixed Account Option at any time subject to any Competing Fund restrictions which may apply.



                           INVESTMENTS BY THE COMPANY
--------------------------------------------------------------------------------
We must invest Our assets according to applicable state law regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. All General
Account assets of the

Company would be available to meet the Company's guarantee under the Registered Fixed Account Option. The proceeds from the Registered Fixed Account Option will become part of the Company's general assets and are available to fund the claims of all classes of customers of the Company.

In establishing Declared Interest Rates, the Company will consider the yields available on the instruments in which it intends to invest the amounts directed to the Registered Fixed Account Option. The current investment strategy for the Contracts is to invest in investment-grade fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes Our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.



                                ANNUAL STATEMENT
--------------------------------------------------------------------------------
At the end of each calendar year, You will receive a statement that will show:


   o   Your Cash Value as of the end of the preceding year;

   o   all transactions regarding Your Contract during the year;

   o   Your Cash Value at the end of the current year; and

   o   the interest credited to Your Contract.



                           AMENDMENT OF THE CONTRACTS
--------------------------------------------------------------------------------
We reserve the right to amend the Contracts to comply with applicable federal or state laws or regulations. We will notify You in writing of any such amendments.



                         DISTRIBUTION OF THE CONTRACTS
--------------------------------------------------------------------------------
MetLife Investors Distribution Company ("MLIDC") is the principal underwriter and distributor of the securities offered through this prospectus. MLIDC, which is Our affiliate, also acts as the principal underwriter and distributor of some of the other variable annuity contracts and variable life insurance policies We and Our affiliated companies issue. We reimburse MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts. We also pay amounts to MLIDC that may be used for its operating and other expenses, including the following sales expenses: compensation and bonuses for MLIDC's management team, advertising expenses, and other expenses of distributing the Contracts. MLIDC's management team also may be eligible for non-cash compensation items that we may provide jointly with MLIDC. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items.

MLIDC's principal executive offices are located at 1095 Avenue of the Americas, New York, NY 10036. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority ("FINRA"). FINRA provides background information about broker-dealers and their registered representatives through FINRA BrokerCheck. You may contact the FINRA BrokerCheck Hotline at 1-800-289-9999, or log on to www.finra.org. An investor brochure that includes information describing FINRA BrokerCheck is available through the Hotline or on-line.

The Contracts are sold through Our licensed sales representatives who are associated with Our affiliated broker dealer MetLife Securities, lnc. ("MSI"), which is paid compensation for the promotion and sale of the Contracts. MSI is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 and is also a member of FlNRA. The Contracts may also be sold through other registered broker-dealers. The Contracts may also be sold through the mail, the Internet or by telephone.

There is no front-end sales load deducted from Purchase Payments to pay sales commissions. Our sales representatives must meet a minimum level of sales production, in order to maintain their agent status with Us. Sales representatives can meet the minimum level of sales production through sales of proprietary and/or non-proprietary products. (Proprietary products are those issued by Us or Our affiliates.) However, sales representatives can meet a lower alternative minimum level of sales production if the sales representative focuses on sales of proprietary products. Therefore, a sales representative may have an incentive to favor the sale of proprietary products. Moreover, because the managers who supervise the representatives receive a higher level of compensation based on sales of proprietary products, these sales managers have an incentive to promote the sale of proprietary products.

Our sales representatives receive cash payments for the products they sell and service based upon a `gross dealer concession' model. With respect to the Contracts, the maximum gross dealer concession is 5% of each Purchase Payment each year the Contract is in force and, starting in the second Contract Year, is a maximum of 1% of the contract value each year that the Contract is in force for servicing the Contract. Gross dealer concession may also be credited when the Contract is annuitized. The amount of gross dealer concession credited upon annuitization depends on several factors, including the number of years the Contract has been in force.

A sales representative is entitled to part or all of the gross dealer concession. The percentage to which the representative is entitled is determined by a sliding-scale formula that takes into account the total amount of proprietary and non-proprietary products sold and serviced by the representative.

Our sales representatives and their managers may be eligible for additional cash compensation, such as bonuses and expense allowances that may be tied to sales of specific products), equity awards (such as stock options), training allowances, supplemental compensation, product level add-ons controlled at the local and company levels, financing arrangements, special loan repayment options, marketing support, medical and other insurance benefits, and retirement benefits and other benefits. Since some of this is additional compensation, in particular, life insurance, disability and retirement benefits is based primarily on the amount of proprietary products sold, Our sales representatives and their managers have an incentive to favor the sale of proprietary products. Sales representatives who meet certain productivity, persistency, and length of service standards and/or their managers may be eligible for additional cash compensation. Moreover, managers may be eligible for additional cash compensation based on the sales production of the sales representatives that the manager supervises. The business unit responsible for the operation of Our distribution system is also eligible to receive an amount of compensation.

Our sales representatives and their managers may be eligible for non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sale of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional services and other support services.

We and MLIDC also pay compensation for the sale of Contracts by unaffiliated broker-dealers. The compensation paid to unaffiliated broker-dealers for sales of the Contracts is generally not expected to exceed, on a present value basis, the aggregate amount of total compensation that is paid with respect to sales made through Our representatives. (The total compensation includes payments that We make to Our business unit that is responsible for the operation of the distribution systems through which the Contracts are sold.) Broker-dealers pay their sales representatives all or a portion of the commissions received for their sales of the Contracts. Some firms may retain a portion of commissions. The amount that the broker-dealer passes on to its sales representatives is determined in accordance with its internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits. Sales representatives of these selling firms may also receive non-cash compensation pursuant to their firm's guidelines, directly from Us or the distributor. We and Our affiliates may also provide sales support in the form of training, sponsoring conferences, defraying expenses at vendor meetings, providing promotional literature and similar services. An unaffiliated broker-dealer or sales representative of an unaffiliated broker-dealer may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates. Ask Your sales representative further information about what Your sales representative and the broker-dealer for which he or she works may receive in connection with Your purchase of a Contract.

From time to time, We pay organizations, associations and non-profit organizations fees to sponsor Our variable annuity contracts. We may also obtain access to an organization's members to market Our variable annuity contracts. These organizations are compensated for their sponsorship of Our variable annuity contracts in various ways. Primarily, they receive a flat fee from Us. We also compensate these organizations by funding of their programs, scholarships, events or awards, such as a principal of the year award. We may also lease their office space or pay fees for display space at their events, purchase advertisements in their publications or reimburse or defray their expenses. In some cases, We hire organizations to perform administrative services for Us, for which they are paid a fee based upon a percentage of the account balances their members hold in the Contract. We also may retain finders and consultants to introduce Us to potential clients and for establishing and maintaining relationships between Us and various organizations. The finders and consultants are primarily paid flat fees and may be reimbursed for their expenses. We or Our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts.

ADDITIONAL COMPENSATION FOR SELECTED SELLING FIRMS. We and MLIDC have entered into distribution arrangements with certain selected selling firms. Under these arrangements we and MLIDC may pay additional compensation to selected selling firms, including marketing allowances, introduction fees, persistency payments, preferred status fees and industry conference fees. Marketing allowances are periodic payments to certain selling firms, the amount of which depends on cumulative periodic (usually quarterly) sales of our insurance contracts ((including the Contracts) and may also depend on meeting thresholds in the sale of certain of our insurance contracts (other than the Contracts). They may also include payments we make to cover the cost of marketing or other support services provided for or by registered representatives who may sell our products. Introduction fees are payments to selling firms in connection with the addition of our products to the selling firm's line of investment products, including expenses relating to establishing the data communications systems necessary for the selling firm to offer, sell and administer our products. Persistency payments are periodic payments based on account values of our insurance contracts (including Account Values of the Contracts) or other persistency standards. Preferred status fees are paid to obtain preferred treatment of the Contracts in selling firms' marketing programs, which may include marketing services, participation in marketing meetings, listings in data resources and increased access to their sales representatives. Industry conference fees are amounts paid to cover in part the costs associated with sales conferences and educational seminars for selling firms' sales representatives. We and MLIDC have entered into such distribution agreements with our affiliate, MSI, as well as unaffiliated selling firms identified on our website.

The additional types of compensation discussed above are not offered to all selling firms. The terms of any particular agreement governing compensation may vary among selling firms and the amounts may be significant. The prospect of receiving, or the receipt of, additional compensation as described above may provide selling firms and/or their sales representatives with an incentive to favor sales of the Contracts over other annuity contracts (or other investments) with respect to which selling firm does not receive additional compensation, or lower levels of additional compensation. You may wish to take such payment arrangements into account when considering and evaluating any recommendation relating to the Contracts. For more information about any such additional compensation arrangements, ask your registered representative. (Visit our website at www.metlife.com/shield for a list of selling firms that received compensation during the last calendar year, as well as the range of additional compensation paid.)



                           FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------
TAXATION OF THE COMPANY


The Company is taxed as a life insurance company under Part I of Subchapter L of the Code. The assets underlying the Registered Fixed Account Option under the Contracts will be owned by the Company. The income earned on such assets will be the Company's income.


INFORMATION REGARDING THE CONTRACTS

Tax information regarding the Contracts/Certificates and distributions is briefly described in the accompanying Contract prospectus.

Any Code reference to "spouse" includes those persons who are married spouses under state law.



                        ABANDONED PROPERTY REQUIREMENTS
--------------------------------------------------------------------------------
Every state has unclaimed property laws which generally declare non-ERISA (the Employee Retirement Income Security Act of 1974) annuity contracts to be abandoned (1) after a period of inactivity of three to five years from the contract's Maturity Date or the date the death benefit is due and payable if annuity payments have not commenced or (2) after a period of two or three years from the date the payment is due and payable, or if death benefits are unclaimed after a period of inactivity of three to five years from the date the death benefit is due and payable, if annuity payments have commenced. For example, if the payment of a death benefit has been triggered, but, if after a thorough search, We are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or You last resided, as shown on Our books and records, or to Our state of domicile. (Escheatment is the formal, legal name of this process.) However, the state is obligated to pay the death benefit
(without interest) if Your Beneficiary steps forward to claim it with the proper documentation. To prevent Your Contract's proceeds from being paid to the state abandoned or unclaimed property office, it is important that You update Your Beneficiary designations, including addresses, if and as they change. Please call 1-800-842-9406.



                     INFORMATION INCORPORATED BY REFERENCE
--------------------------------------------------------------------------------

Under the Securities Act of 1933, the Company has filed with the Securities and Exchange Commission ("SEC") a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts. The Company's annual report on Form 10-K was filed with the SEC on March 30, 2015 via EDGAR File No. 033-03094. The Form 10-K contains information for the period ended December 31, 2014, about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Form 10-K is incorporated by reference into this prospectus.In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") prior to the termination of the offering, are also incorporated by reference into this prospectus. We are not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.


There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited consolidated financial statements were included in the latest Form 10-K or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct Your requests to the Company at, 11225 North Community House Road, Charlotte, NC, 28277. The telephone number
1-800-842-9406. You may also access the incorporated reports and other documents at www.metlife.com.


The Company files periodic reports as required under the Exchange Act (including Form 10-K, 10-Q and 8-K). You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.




                                    EXPERTS
--------------------------------------------------------------------------------
Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under Delaware law and the validity of the forms of the Contracts under Delaware law have been passed on by legal counsel for the Company.


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The consolidated financial statements, and the related financial statement schedules, incorporated by reference in this Registration Statement from the MetLife Insurance Company USA and subsidiaries' (the "Company") Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which expresses an unqualified opinion and includes an explanatory paragraph regarding the renaming of the Company, its mergers with entities under common control, and the retrospective adjustment of the consolidated financial statements for all periods presented to reflect the mergers in a manner similar to a pooling-of-interests as described in Note 3). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The principal business address of Deloitte & Touche LLP is 30 Rockefeller Plaza, New York, New York 10112-0015.

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



                                   APPENDIX A
--------------------------------------------------------------------------------
WHAT YOU NEED TO KNOW IF YOU ARE A TEXAS OPTIONAL RETIREMENT PROGRAM
                                  PARTICIPANT


If You are a Participant in the Texas Optional Retirement Program, Texas law permits Us to make withdrawals on Your behalf only if You die, retire or terminate employment in all Texas institutions of higher education, as defined under Texas law. Any withdrawal You ask for requires a written statement from the appropriate Texas institution of higher education verifying Your vesting status and (if applicable) termination of employment. Also, We require a written statement from You that You are not transferring employment to another Texas institution of higher education. If You retire or terminate employment in all Texas institutions of higher education or die before being vested, amounts provided by the state's matching contribution will be refunded to the appropriate Texas institution. We may change these restrictions or add others without Your consent to the extent necessary to maintain compliance with the law.

                      THIS PAGE INTENTIONALLY LEFT BLANK.

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized list of the estimated expenses to be incurred in connection with the securities being offered:

Accountant's Fees and Expenses: $6,800

Legal Fees and Expenses: $2,400


Printing Expenses: $11,285


Registration Fee: $87.15


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


As described in their respective governing documents, MetLife, Inc.(the ultimate parent of the Registrant and MetLife Investors Distribution Company, the Registrant's underwriter (the "Underwriter")) and the Registrant, each of which is incorporated in the state of Delaware, shall indemnify any person who is made or is threatened to be made a party to any civil or criminal suit, or any administrative or investigative proceeding, by reason of that person's service as a director, officer, or agent of the respective company, under certain circumstances, against liabilities and expenses incurred by such person (except, with respect to the Registrant, as described below regarding MetLife Employees).


As described in its governing documents, the Underwriter, which is incorporated in the state of Missouri, may indemnify, under certain circumstances, any person who is made a party to any civil or criminal suit, or made a subject of any administrative or investigative proceeding by reason of the fact that he is or was a director, officer, or agent of the Underwriter. The Underwriter also has such other and further powers of indemnification as are not inconsistent with the laws of Missouri.


MetLife, Inc. also has adopted a policy to indemnify employees ("MetLife Employees") of MetLife, Inc. or its affiliates ("MetLife"), including any MetLife Employees serving as directors or officers of the Registrant or the Underwriter. Under the policy, MetLife, Inc. will, under certain circumstances, indemnify MetLife Employees for losses and expenses incurred in connection with legal actions threatened or brought against them as a result of their service to MetLife. The policy excludes MetLife directors and others who are not MetLife Employees, whose rights to indemnification, if any, are as described in the charter, bylaws or other arrangement of the relevant company.

MetLife, Inc. also maintains a Directors and Officers Liability and Corporate Reimbursement Insurance Policy under which the Registrant and the Underwriter, as well as certain other subsidiaries of MetLife, are covered. MetLife, Inc. also has secured a Financial Institutions Bond.


Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


RULE 484 UNDERTAKING

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 16. EXHIBITS

(A)        Exhibits

EXHIBIT
NUMBER                DESCRIPTION
------                -----------


1.                    Distribution and Principal Underwriting Agreement.
                      (Incorporated herein by reference to Exhibit 1 to the Registration Statement on Form S-2, File No. 333-51804 filed December 14, 2000.)


1(a). Distribution and Principal Underwriting Agreement between MetLife Insurance Company of Connecticut and MetLife Investors Distribution Company (incorporated herein by reference to Exhibit 3(i)(a) to the Registration Statement on Form N-4, File Nos. 333-200231/811-03365
                      filed April 8, 2009.)


2(a). Agreement and Plan of Merger dated as of October 20, 2006. (Incorporated herein by reference to Exhibit 1(a) to the Registration Statement on Form S-1, File No. 333-138472 filed on November 7, 2006.)


2(b). Resolution of Board of Directors of MetLife Insurance Company of Connecticut (including Agreement and Plan of Merger). (Incorporated herein by reference to Exhibit 1(b) to the Registration Statement on Form S-1, File No. 333-147911 filed on December 7, 2007.)


2(c). Resolution of Board of Directors of MetLife Insurance Company of Connecticut (including Certificate of Conversion, Certificate of Incorporation and Certificate of Redomestication from Connecticut). (Incorporated herein by reference to the Registration Statement on Form S-3, File No. 333-201856, filed on February 4, 2015.)


4. Contracts. (Incorporated herein by reference to Exhibit 4 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-58809, filed November 3, 1998.)


4(a). Company Name Change Endorsement. (Incorporated herein by reference to Exhibit 4(c) to Post-Effective Amendment No. 14 to the Registration Statement on Form N-4, File Nos. 033-65343/811-07465 filed April 6, 2006.)



4(a)(i).              Company Name Change Endorsement (6-E120-14).
                      (Incorporated herein by reference to the Registration Statement on Form S-3, File No. 333-201856, filed on February 4, 2015.)



4(b).                 Merger Endorsement (6-E48-07) (December 7, 2007).
                      (Incorporated herein by reference to Exhibit 4(b) to the Registration Statement on Form S-1, File No. 333-147911 filed on December 7, 2007.)


4(c). Roth 401 Endorsement. (Incorporated herein by reference to Exhibit 4(d) to Post-Effective Amendment No. 14 to The Travelers Fund ABD for Variable Annuities to the Registration Statement on Form N-4, File Nos. 033-65343/811-07645 filed April 6, 2006.)


4(c). Roth 403(b) Endorsement. (Incorporated herein by reference to Exhibit 4(e) to Post-Effective Amendment No. 14 to The Travelers Fund ABD for Variable Annuities to the Registration Statement on Form N-4, File Nos. 033-65343/811-07465 filed April 6, 2006.)


4(d). Fixed Account Rider, Form L-14638Ed -- 1-96. (Certain unified plans under Section 401 of the Code). (Incorporated herein by reference to Exhibit 4(d) to the Registration Statement on Form S-1, File No. 333-147911 filed April 9, 2008).

EXHIBITNUMBER         DESCRIPTION
       ------         -----------


4(e). Fixed Account Rider, Form L-22155A Ed -- 9-06 (all markets). (Incorporated herein by reference to Exhibit 4(e) to the Registration Statement on Form S-1, File No. 333-147911 filed April 9, 2008).


4(f). Fixed Account Rider, Form L14708A Ed -- 9-06 (all markets except non-ERISA 403(b) and 457 Gov't plans subject to Deferred Comp Board Rules). (Incorporated herein by reference to Exhibit 4(f) to the Registration Statement on Form S-1, File No. 333-147911 filed April 9, 2008).


4(g). Fixed Account Rider, Form L-22434 NYA Ed -- 9-06 (for 457 Gov't plans subject to Deferred Comp Board Rules). (Incorporated herein by reference to Exhibit 4(g) to the Registration Statement on Form S-1, File No. 333-147911 filed April 9, 2008).


5.                    Opinion re: Legality of Shares. Filed herewith.


8.                    None.


12.                   None.


15.                   None.


23.                   Consent of Independent Registered Public Accounting Firm.
                      Filed herewith.



24. Powers of Attorney authorizing Michele H. Abate, Christine M. DeBiase, Andrew L. Gangolf, and John M. Richards to act as signatory for Eric T. Steigerwalt, Gene L. Lunman, Elizabeth M. Forget, Anant Bhalla, and Peter M. Carlson. Filed herewith.





25.                   None.


26.                   None.


ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

   i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

   iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

   i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

   ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

   iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

   iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 10, 2015.


                                     MetLife Insurance Company USA
                                     (Registrant)


                    By:            /s/ ELIZABETH M. FORGET
                                        ---------------------------------------
                   Elizabeth M. Forget, Senior Vice President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 10, 2015.


      s/ *ERIC T. STEIGERWALT         Chairman of the Board, President and Chief Executive
     ------------------------
                                      Officer and a Director
  (Eric Thomas Steigerwalt)
        /s/ *GENE L. LUNMAN           Director and Senior Vice President
     ------------------------
  (Gene L. Lunman)
        /s/ *ELIZABETH M. FORGET      Director and Senior Vice President
     ------------------------
  (Elizabeth M. Forget)
         /s/ *ANANT BHALLA            Senior Vice President and Chief Financial Officer
     ------------------------
  (Anant Bhalla)
       /s/ *PETER M. CARLSON          Executive Vice President and Chief Accounting Officer
     ------------------------
  (Peter M. Carlson)

                     *By:            /s/ MICHELE H. ABATE
                                        ---------------------------------------
                       Michele H. Abate, Attorney-in-Fact



*MetLife Insurance Company USA. Executed by Michele H. Abate, Esquire on behalf of those indicated pursuant to powers of attorney filed herewith.

                                 EXHIBIT INDEX


EXHIBIT

NUMBER                DESCRIPTION
------                -----------


5.                    Opinion re: Legality of Shares


23. Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm


24.                   Powers of Attorney